CONFIDENTIALITY AGREEMENT

AMERICAN APPAREL, INC.

July 9, 2014

To: Each of the persons or entities listed on Schedule A hereto (collectively, the “Standard General Group” or “you” and each, individually, a “member” of the Standard General Group)

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment of any Standard General Designee to the Board of Directors (the “Board”) of American Apparel, Inc. (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Nomination, Standstill and Support Agreement, dated as of July 9, 2014 (the “Nomination, Standstill and Support Agreement”), by and among the Company and the members of the Standard General Group.

The Company acknowledges and agrees that, subject to the terms of this letter agreement, each Standard General Designee may, if and to the extent he or she desires to do so, confidentially disclose information he or she obtains while serving as a member of the Board to you and the persons set forth on Schedule B hereto (collectively, the “Specified Standard General Personnel”), and may discuss such information with any and all such persons.  As a result, you may receive certain non-public information regarding the Company.  You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company.  In consideration of, and as a condition of, such information being furnished to you and, subject to the restrictions in paragraph 2, you agree to treat such information (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise), together with the relevant portion of any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof to the extent containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this letter agreement.

1.           The term “Evaluation Material” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or the Specified Standard General Personnel in violation of this letter agreement, (ii) was within your or any of the Specified Standard General Personnel’s possession on a non-confidential basis prior to its being furnished to you by any Standard General Designee, or by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the “Company Representatives”), or (iii) is received from a source other than any Standard General Designee, the Company or any of the Company Representatives; provided, that in the case of clauses (ii) and (iii) above, the source of such information was not known by you to be bound by a contractual, legal or fiduciary obligation of confidentiality to any other person with respect to such information at the time the information was disclosed to you.

2.           You and the Specified Standard General Personnel shall, and you shall cause the Specified Standard General Personnel to, (a) keep the Evaluation Material strictly confidential and (b) not disclose any of the Evaluation Material in any manner without the prior written consent of the Company; provided, however, that you may privately disclose any of such information to the Specified Standard General Personnel (i) who need to know such information for the sole purpose of advising you with respect to your investment in the Company and (ii) who are informed by you of the confidential nature of such information; provided, further, that you will be responsible for any violation of this letter agreement by the Specified Standard General Personnel as if they were parties hereto.  It is understood and agreed that no Standard General Designee shall disclose to you or the Specified Standard General Personnel any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure would constitute a waiver of the Company’s attorney-client privilege or attorney work product privilege; provided, however, that a Standard General Designee may provide such disclosure of Legal Advice if such Standard General Designee shall not have taken any action, or failed to take any action, that has the purpose or effect of waiving attorney-client privilege or attorney work product privilege with respect to any portion of such Legal Advice. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel and shall not include any factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work product privilege.

3.           In the event that you or any of the Specified Standard General Personnel are required or requested by applicable interrogatory, subpoena or any similar process relating to any legal proceeding, investigation, hearing or otherwise to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by electronic mail and certified mail so that the Company may seek a protective order or other appropriate remedy (and, if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at the Company’s sole cost and expense. Nothing herein shall be deemed to prevent you or the Specified Standard General Personnel, as the case may be, from honoring a subpoena, legal process or other legal requirement that requires or requests discovery, disclosure or production of the Evaluation Material if (a) you produce or disclose only that portion of the Evaluation Material which your outside legal counsel of national standing advises you is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the confidential nature of such

Evaluation Material; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena, legal process or other legal requirement or request.  In no event shall you or any of the Specified Standard General Personnel oppose action by the Company, at its sole expense, to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material.  For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the Common Stock or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder. The foregoing obligations and requirements in this paragraph shall not be required or apply in connection with disclosures made to the extent required by law to, or requested by, a federal or state regulatory agency, self-regulatory organization or supervisory authority in the course of such authority’s routine examinations or supervisory inspections not related to the Company; provided that you agree to promptly notify the Company of any actual disclosures made so long as you are permitted to do so under applicable law.

4.           You acknowledge that (a) neither the Company nor any Company Representative makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) neither the Company nor any Company Representative shall have any liability to you or to any of the Specified Standard General Personnel relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom, except in the case of fraud.

5.           All Evaluation Material shall remain the property of the Company. Neither you nor any of the Specified Standard General Personnel shall by virtue of any disclosure or use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.  At any time after the date on which no Standard General Designee is a director of the Company, upon the written request of the Company for any reason, you will promptly return to the Company or destroy, at your election, all hard copies of the Evaluation Material and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Evaluation Material in your or any of the Specified Standard General Personnel’s possession or control (and, upon the written request of the Company, shall promptly certify to the Company that such Evaluation Material has been destroyed, erased or deleted, as the case may be); provided, however, that you may retain such copies of Evaluation Material as may be required to be retained by you pursuant to applicable law, regulation or as part of your bona fide information technology system back-ups or your internal compliance policies.  Notwithstanding the destruction, return or erasure or deletion of Evaluation Material, you and the Specified Standard General Personnel will continue to be bound by the obligations contained herein.

6.           You acknowledge, and will advise the Specified Standard General Personnel, that the Evaluation Material may constitute material non-public information under applicable federal and state securities laws, and that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7.           You hereby represent and warrant to the Company that (i) you have all requisite power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this letter agreement does not require approval by any owners or holders of any equity or other interest in you (except as has already been obtained).

8.           Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9.           You acknowledge and agree that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware.

10.           Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this letter agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this letter agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and (d) irrevocably waives the right to trial by jury, and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 12. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11.           This letter agreement and the Nomination, Standstill and Support Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral.  This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

12.           All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:

American Apparel, Inc.
747 Warehouse Street
Los Angeles, CA 90021
Attention:	General Counsel
Email:	tobiaskeller@AmericanApparel.net
With a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention:	Jeffrey H. Cohen
David C. Eisman
Email:	jeffrey.cohen@skadden.com
david.eisman@skadden.com

If to the Standard General Group:

c/o Standard General L.P.
767 Fifth Avenue, 12th Floor
New York, New York 10153
	Attention:	Gail Steiner
	Email:	gsteiner@standgen.com
With copies to (which shall not constitute notice):
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
	Attention:	Jonathan E. Levitsky
:	Email	jelevitsky@debevoise.com
and
Glaser, Weil, Fink, Howard, Avchen & Shapiro LLP
10250 Constellation Blvd., 19th Floor
Los Angeles, California 90067
	Attention:	Jeffrey C. Soza
	Email:	jsoza@glaserweil.com

13.           If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

14.           This letter agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

15.           This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company.  This letter agreement, however, shall be binding on successors of the parties hereto.

16.           This letter agreement shall expire on the first anniversary of the date on which a Standard General Designee no longer serves as a director of the Company; except that you shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material constituting trade secrets for such longer time (if any) as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

17.           Each party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this letter agreement shall be decided without regards to events of drafting or preparation.  The term “including” shall in all instances be deemed to mean “including without limitation.”

18.           Notwithstanding anything contained herein to the contrary, the obligations of the members of the Standard General Group hereunder are several and not joint or collective.

[Signature Pages Follow]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

AMERICAN APPAREL, INC.

By:	/s/ Allan Mayer
	Name:	Allan Mayer
	Title:	Co-Chairman of the Board

[Signature Page to the Confidentiality Agreement between American Apparel, Inc. and the Standard General Group]

Accepted and agreed as of the date first written above:

STANDARD GENERAL L.P.

By:	/s/ David Glazek
Name: David Glazek
Title: Partner

STANDARD GENERAL MASTER FUND L.P.

By:	/s/ David Glazek
Name: David Glazek
Title: Partner of its Investment Manager

P STANDARD GENERAL LTD.

By:	/s/ David Glazek
Name: David Glazek
Title: Partner of its Investment Manager

DOV CHARNEY

/s/ Dov Charney

[Signature Page to the Confidentiality Agreement between American Apparel, Inc. and the Standard General Group]

SCHEDULE A

Standard General L.P.
Standard General Master Fund L.P.
P STANDARD GENERAL LLC
Dov Charney, along with his attorneys, representatives and agents

SCHEDULE B

Any employee or principal of Standard General L.P. or its Affiliates that is involved in monitoring the American Apparel, Inc. investment, and any attorney or accountant of Standard General L.P. or its Affiliates that advises Standard General L.P. or its Affiliates in connection with the American Apparel, Inc. investment